Exhibit 10.1

EXECUTION COPY

EQUITY PURCHASE AGREEMENT

AMONG

OMEGA PROTEIN CORPORATION,

INCON PROCESSING, L.L.C.,

INCON INTERNATIONAL, INC.

AND

EACH OF THE SHAREHOLDERS OF INCON INTERNATIONAL, INC.

DATED AS OF SEPTEMBER 9, 2011

i

5.14	Intellectual Property	25

5.15	Material Contracts	28

5.16	Employee Benefits Plans	29

5.17	Employees; Labor	33

5.18	Litigation	33

5.19	Compliance with Laws; Permits	33

5.20	Environmental Matters	34

5.21	Insurance	35

5.22	Inventories	35

5.23	Accounts and Notes Receivable and Payable	35

5.24	Related Party Transactions	36

5.25	Customers and Suppliers	36

5.26	Product Warranty; Product Liability	36

5.27	FDA Compliance	37

5.28	Banks	39

5.29	Full Disclosure	39

5.30	Financial Advisors	39

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	39

6.1	Organization and Good Standing	39

6.2	Authorization of Agreement	39

6.3	Conflicts; Consents of Third Parties	40

6.4	Litigation	40

6.5	Investment Intention	40

6.6	Financial Advisors	40

6.7	Solvency	40

ARTICLE VII	COVENANTS	41

7.1	Access to Information	41

7.2	Conduct of the Business Pending the Closing	41

7.3	Consents	44

7.4	Further Assurances	44

7.5	No Shop	44

7.6	Non-Competition; Non-Solicitation; Confidentiality	45

7.7	Preservation of Records	46

7.8	Publicity	47

7.9	Use of Name	47

7.10	Environmental Matters	48

7.11	Employees and Consultants	48

7.12	Destruction of Software and Technology	48

7.13	Release of Claims	48

ARTICLE VIII	CONDITIONS TO CLOSING	49

8.1	Conditions Precedent to Obligations of Purchaser	49

8.2	Conditions Precedent to Obligations of the Shareholder	50

ARTICLE IX	INDEMNIFICATION	51

9.1	Survival of Representations and Warranties	51

9.2	Indemnification	51

9.3	Indemnification Procedures	52

9.4	Exclusive Remedies	54

9.5	Limitations on Liability; No Recourse	54

9.6	Tax Matters	55

9.7	Offset Rights	57

9.8	Tax Treatment of Indemnity Payments	58

9.9	Reduction of Losses	58

9.10	No Indirect Damages	58

ARTICLE X	MISCELLANEOUS	58

10.1	Expenses	58

10.2	Specific Performance	58

10.3	Submission to Jurisdiction; Consent to Service of Process; Arbitration	59

10.4	Entire Agreement; Amendments and Waivers	60

10.5	Governing Law	60

10.6	Notices	60

10.7	Severability	61

10.8	Binding Effect; Assignment	61

10.9	Non-Recourse	62

10.10	Counterparts	62

10.11	Construction	62

10.11	Facsimile or Email Transmission	62

Schedules

Schedule 3.2	Wire Transfer Instructions
Schedule 5.3(b)	Consents and Approvals
Schedule 5.4	Ownership of Equity Interests of Shareholder
Schedule 5.10	Absence of Certain Developments
Schedule 5.11	Taxes
Schedule 5.12(a)	Real Property Leases
Schedule 5.13(a)	Fixed Assets
Schedule 5.13(b)	Personal Property Leases
Schedule 5.14(a)	Intellectual Property
Schedule 5.14(a)(i)	Intellectual Property Jurisdiction
Schedule 5.14(b)(i)	Intellectual Property Ownership Exceptions
Schedule 5.14(c)	Patents
Schedule 5.14(d)	Intellectual Property Licenses
Schedule 5.14(e)	Intellectual Property Contracts
Schedule 5.14(m)	Intellectual Property Software
Schedule 5.14(n)	Domain Names
Schedule 5.15	Material Contracts
Schedule 5.16(a)	Employee Benefit Plans
Schedule 5.16(g)	Present Value of Benefits
Schedule 5.16(q)	Nonqualified Deferred Compensation Plans
Schedule 5.17	Employees and Consultants
Schedule 5.19	Permits
Schedule 5.20	Environmental Matters
Schedule 5.21	Insurance
Schedule 5.23	Accounts and Notes Receivable
Schedule 5.24	Related Party Transactions
Schedule 5.25	Customers and Suppliers
Schedule 5.26	Product Warranties
Schedule 5.27	FDA Compliance
Schedule 5.28	Banks

Exhibits

Exhibit A — Form of Employment Agreement
Exhibit B — Form of Opinion of Counsel
Exhibit C — Form of Opinion of Patent Counsel

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated as of September 9, 2011 (the “Agreement”), is entered into by and among OMEGA PROTEIN CORPORATION, a Nevada corporation (“Purchaser”), INCON PROCESSING, L.L.C., a Delaware limited liability company (the “Company”), INCON INTERNATIONAL, INC., an Illinois corporation (the “Member”), each of the shareholders of the Member who are signatories to this Agreement (collectively the “Shareholders”) and each of John R. Palmer, Jr., John R. Palmer, III, Hugh V. Palmer and Niazahamed P. Shaikh (the “Principals”).

W I T N E S S E T H:

WHEREAS, the Member owns one hundred percent (100%) of the equity interests of the Company (the “Membership Interest”);

WHEREAS, the Shareholders own one hundred percent (100%) of the outstanding capital stock of the Member, and each of the Shareholders is a trust;

WHEREAS, the Principals are the principal officers and managers of the Company and are the beneficiaries of the trusts comprising the Shareholders;

WHEREAS, the Member desires to sell to Purchaser, and Purchaser desires to purchase from the Member, the Membership Interest for the purchase price and upon the terms and conditions hereinafter set forth; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in Houston, Texas are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all intellectual property rights owned, filed, practiced or used by the Company arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) all Software and Technology of the Company.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Intellectual Property, and (ii) any grant to the Company of a right to use a third Person’s intellectual property rights which is necessary for the use of any Intellectual Property.

“IRS” means the Internal Revenue Service.

“Key Employees” means each of John R. Palmer, Jr., John R. Palmer, III and Hugh V. Palmer.

“Knowledge” or “Company Knowledge” means, with respect to any Person, the actual knowledge of any Key Employee or Mr. Niazahamed P. Shaikh.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company, taken as a whole, except for any such effects resulting from (i) the transactions contemplated by this Agreement or the announcement thereof, (ii) changes in general economic or political conditions or the securities markets in general, (iii) changes, after the date of this Agreement, in conditions generally applicable to businesses in the same industries of the Company including (A) changes in Laws generally applicable to such businesses or industry and (B) changes in applicable Law, or (iv) national or international hostilities, acts of terror, or acts of war, provided that in the case of the foregoing clauses (i) - (iii), except to the extent such event, change, circumstance or effect disproportionately impacts the Company taken as a whole relative to other companies in the industries in which the Company operates, (b) a material adverse effect on the value of the Company, or (c) a material adverse effect on the ability of the Company, the Member, the Shareholders or the Principals to consummate the transactions contemplated by this Agreement or perform their respective obligations under this Agreement or the Shareholder Documents.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company or the property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law; and (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all income, net income, gross receipts, capital, sales, use, ad valorem, value added, alternative or add-on minimum, gross margin, transfer, franchise, registration, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, windfall profits, environmental, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

AAA	10.3(b)
Acquisition Transaction	7.5(a)

Term	Section

AAA	10.3(b)
Agreement	Recitals
Annual Earn-Out Payments	3.4(a)
Applicable Percentage	3.4(a)
Acquisition Transaction	7.5(a)
Arbiter	3.3(b)(iii)
Balance Sheet	5.8(a)
Balance Sheet Date	5.8(a)
Basket	9.5(b)
Cause	3.4(d)
Closing	4.1
Closing Balance Sheet	3.3(b)(ii)
Closing Date	4.1
Closing Working Capital	3.3(b)(i)
Closing Working Capital Statement	3.3(b)(ii)
COBRA	5.16(p)
Company Marks	7.9
Company Plans	5.16(a)
Confidential Information	7.6(c)
Copyrights	1.1 (in Intellectual Property definition)
Domain Names	5.14(n)
EBITDA	3.4(b)
Employees	5.16(a)
ERISA Affiliate	5.16(a)
Estimated Closing Balance Sheet	3.3(a)(i)
Estimated Closing Working Capital	3.3(a)(i)
Expenses	9.2(a)
FDA	5.27
FTC	5.27
FTC Act	5.27
Financial Statements	5.8(a)
FIRPTA Affidavit	8.1(g)
Included Current Assets	3.3(b)(i)
Included Current Liabilities	3.3(b)(i)
Indemnification Claim	9.3(a)
Losses	9.2(a)(i)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.15
Member Indemnified Parties	9.2(b)
Membership Interest	Recitals
Multiemployer Plan	5.16(a)
Patents	1.1 (in Intellectual Property definition)
Personal Property Leases	5.13(b)
Product	3.4(b)

Term	Section

Products	5.27
Purchase Price	3.1
Purchaser	Recitals
Purchaser Documents	6.2
Purchaser Indemnified Parties	9.2(a)
Real Property Leases	5.12(a)
Representatives	7.5(a)
Restricted Business	7.6(a)
Restricted Territory	7.6(a)
Securities Act	6.5
Shareholders	Recitals
Shareholder Documents	5.2(a)
State Authorities	5.27
Straddle Period	9.6(c)
Survival Period	9.1
Tax Claim	9.6(d)(i)
Title IV Plans	5.16(a)
Toll Processing/Product Revenues	3.4(b)
Trade Secrets	1.1 (in Intellectual Property definition)
USDA	5.27

(c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

ARTICLE II

SALE AND PURCHASE OF MEMBERSHIP INTEREST

2.1 Sale and Purchase of Membership Interest. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Member agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Member, the Membership Interest.

ARTICLE III

CONSIDERATION

3.1 Consideration. The aggregate consideration for the Membership Interest shall be an amount in cash equal to (i) Eight Million Six Hundred Seventy Seven Thousand Dollars ($8,677,000) (ii) plus or minus any adjustment pursuant to Section 3.3, (iii) less any Indebtedness of the Company as of the Closing Date to the extent not paid at the Closing, and (iv) less any expenses of the Company incurred in connection with this Agreement (the “Purchase Price”). In addition, the Member shall be entitled to receive any Annual Earn-Out Payments due pursuant to Section 3.4.

3.2 Payment of Purchase Price. On the Closing Date, Purchaser shall pay an amount in cash equal to the Purchase Price to the Member by wire transfer of immediately available funds in accordance with the wire instructions set forth on Schedule 3.2.

3.3 Purchase Price Adjustment.

(a) Closing Date Purchase Price Adjustment.

(i) Not later than three days prior to the Closing Date, the Member shall provide Purchaser with an estimated balance sheet of the Company as of the open of business on the Closing Date (the “Estimated Closing Balance Sheet”) and a statement of the estimated Closing Working Capital, derived from the Estimated Closing Balance Sheet (“Estimated Closing Working Capital”). The Estimated Closing Balance Sheet and Estimated Closing Working Capital shall be prepared by the Company and the

Member on a tax accrual basis applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Company’s Financial Statements for the most recent fiscal year end as if such Estimated Closing Balance Sheet and Estimated Closing Working Capital were being prepared as of a fiscal year end.

(ii) If Estimated Closing Working Capital is a positive number, the Purchase Price payable at Closing by Purchaser will be increased by the Estimated Closing Working Capital amount. If Estimated Closing Working Capital is a negative number, the Purchase Price payable at Closing by Purchaser will be decreased by the Estimated Closing Working Capital amount.

(b) Post-Closing Date Purchase Price Adjustment.

(i) Following the Closing, the Purchase Price shall be adjusted as provided herein to reflect the difference between Closing Working Capital and Estimated Closing Working Capital. “Closing Working Capital” means (i) the consolidated Included Current Assets of the Company, less (ii) the consolidated Included Current Liabilities of the Company, determined as of the open of business on the Closing Date. “Included Current Assets” means cash, accounts receivable, prepaid assets and inventory of the Company, determined on a tax accrual basis applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end. “Included Current Liabilities” means accounts payable, advances, accrued Taxes, retirement contributions and other accrued liabilities, determined on a tax accrual basis using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

(ii) Within 90 days following the Closing Date, Purchaser shall deliver to the Member a balance sheet of Company as of the open of business on the Closing Date (the “Closing Balance Sheet”) and a statement of Closing Working Capital derived from the Closing Balance Sheet (the “Closing Working Capital Statement”). The Closing Balance Sheet and the Closing Working Capital Statement shall be prepared on a tax accrual basis applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s Financial Statements for the most recent fiscal year end as if such Closing Balance Sheet was as of a fiscal year end.

(iii) Dispute Procedures. The Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon) delivered by Purchaser to the Member shall be conclusive and binding upon the parties unless the Member, within 30 days after delivery to the Member of the Closing Balance Sheet and the Closing Working Capital Statement, notifies Purchaser in writing that the Member disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefore. The parties shall in good faith attempt to resolve any dispute, in which event the Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement resolving the dispute within 30 days after notice is given by the Member to Purchaser pursuant to the second preceding sentence, the parties shall submit the dispute to a mutually satisfactory partner in the Chicago, Illinois office of a mutually agreeable independent accounting firm (the “Arbiter”) for resolution. If the parties cannot agree on the selection of a partner at an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a partner, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than 30 days after acceptance of his or her appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and the Member, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital which shall be conclusive and binding on the parties. All proceedings conducted by the Arbiter shall take place in Chicago, Illinois. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 3.3 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Arbiter (1) shall be borne by Purchaser in the proportion that the aggregate dollar amount of such items so submitted that are successfully disputed by the Member (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (2) shall be borne by the Member in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Member (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted.

(iv) Payment. Upon final determination of Closing Working Capital as provided in Section 3.3(b)(iii) above, (A) if Closing Working Capital is greater than Estimated Closing Working Capital, the Purchase Price shall be increased by the excess of Closing Working Capital over Estimated Closing Working Capital and Purchaser shall promptly, but no later than five (5) business days after such final determination, pay to Member the amount of such difference, together with interest thereon from the Closing Date to the date of payment thereof as determined below; and (B) if Closing Working Capital is less than Estimated Closing Working Capital, the Purchase Price shall be decreased by the excess of Estimated Closing Working Capital over Closing Working Capital and the Member shall promptly, but no later than five (5) business days after such final determination, pay to Purchaser the amount of such difference, together with interest thereon from the Closing Date to the date of payment thereof as determined below.

(v) Interest. For the purposes of this Section 3.3(b), interest will be payable at the “prime” rate, as announced by The Wall Street Journal, from time to time to be in effect, calculated based on a 365 day year and the actual number of days elapsed.

3.4 Earn-Out.

(a) Subject to Section 9.7 and clause (d) below, the Member shall be entitled to receive additional annual payments (“Annual Earn-Out Payments”) from the Purchaser based on annual EBITDA (as defined below) generated by Toll Processing/Product Revenues (as defined below) for each of the twelve-month periods from January 1 through December 31 in the years 2012, 2013, 2014, 2015 and 2016. To determine each Annual Earn-Out Payment, annual EBITDA within each EBITDA Range set forth in the table below shall be multiplied by the percentage applicable to such EBITDA Range as set forth in the table below (the “Applicable Percentage”). No Annual Earn-Out Payment shall be payable in any year in which EBITDA is a negative number. If in any calendar year of the earn-out, Purchaser pays any amount to acquire a new company or business that operates processing facilities that will directly improve the EBITDA derived from the Toll Processing/Product Revenues, then (1) EBITDA in respect of such calendar year shall be reduced by the product of (A) fifteen percent (15%) and (B) a fraction, the numerator of which is the number of days from the closing date of the acquisition to the end of such calendar year, and the denominator of which is 365 and (C) the amount of the purchase price paid; and (2) EBITDA in respect of each subsequent calendar year during the earn-out shall be reduced by the product of (A) fifteen percent (15%) and (B) the amount of the purchase price paid. If in any calendar year of the earn-out, Purchaser incurs capital expenditures (excluding up to $323,000 of capital expenditures that may be incurred by Purchaser for GMP compliance following the Closing Date) to construct or upgrade the Company’s processing facilities in an aggregate amount during such calendar year in excess of $100,000, then (1) EBITDA in respect of such calendar year shall be reduced by the product of (A) fifteen percent (15%) and (B) a fraction, the numerator of which is the number of days from the date on which such new or upgraded asset is placed in service (provided, that if the asset is placed in service more than 12 months after the incurrence of the capital expenditure, the measurement date shall begin 12 months after the incurrence of the capital expenditure) to the end of such calendar year, and the denominator of which is 365 and (C) the amount of the capital expenditure incurred (including the initial $100,000); and (2) EBITDA in respect of each subsequent calendar year during the earn-out shall be reduced by the product of (A) fifteen percent (15%) and (B) the amount of the capital expenditure incurred.

EBITDA Ranges and Applicable Percentages for Years 2012 Through 2016

EBITDA Range	Applicable Percentage
Up to $3,000,000	5%
From $3,000,001 to $6,000,000	10%
From $6,000,001 to $9,000,000	15%
From $9,000,001 to $12,000,000	20%
Over $12,000,000	30%

(b) As used herein, these terms have the following meanings:

“EBITDA” means earnings from operations before interest, taxes, depreciation and amortization determined in accordance with GAAP consistently applied, in each case as attributable to Toll Processing/Product Revenues. In determining EBITDA for purposes of this Agreement:

(1) EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP;

(2) EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business;

(3) EBITDA shall not include any management fees, general overhead expenses or other intercompany charges charged by the Purchaser to the Company, except that Purchaser may allocate its proportionate share of direct costs that directly benefit the Company such as (for example and not in limitation) insurance premiums and payroll processing fees;

(4) No deduction shall be made for legal or accounting fees and expenses arising out of this Agreement; and

(5) The purchase and sales prices of goods and services (other than administrative or professional services) sold by the Purchaser or its Affiliates to the Company, or purchased by the Purchaser or its Affiliates from the Company, shall be adjusted to reflect the amounts that the Company would have realized or paid if dealing with an independent party in an arm’s-length commercial transaction.

“Toll Processing/Product Revenues” shall mean for each calendar year from January 1, 2012 through December 31, 2016, (1) all revenue generated by the toll processing business of the Company and (2) all revenue from sales of Product (as defined below) by the Company or Purchaser or Affiliate of Purchaser.

“Product” means:

(A) Omega-3 concentrates, derivatives and conjugates from menhaden and other sources (plant, animal and microbial);

(B) upgraded refined oils from menhaden and other sources that utilize materially different processing technologies than currently utilized by Purchaser;

(C) products developed or brought in by the Company and agreed to by Purchaser; and

(D) products requested by Purchaser for the Company to develop or manufacture;

provided, however, that any product developed by Purchaser or Company or any of their Affiliates as a result of a processing technology that (i) is developed by Purchaser independently from the Company or any Key Employee or acquired by Purchaser or Company or any of their Affiliates through the acquisition of another business after the Closing Date, and (ii) is materially different than the processing technology used by the Company at the time of the acquisition or development, shall not be treated as a “Product” for purposes of this Section 3.4.

(c) Any Annual Earn-Out Payments due to the Member shall be paid by Purchaser within thirty (30) days following the date on which Purchaser determines EBITDA for each period (and the date on which Purchaser determines EBITDA shall be no later than March 15 following the end of such period). Any payments pursuant to this Section 3.4 shall be made by wire transfer of immediately available funds into an account designated by the Member. The Member shall have the right, upon ten Business Days’ notice to Purchaser, to inspect Purchaser’s books and records or to have Purchaser’s books and records inspected or audited by an accountant chosen by the Member in order to verify calculations of amounts under this Section 3.4. The Member will be liable for any accounting, auditing, legal, or other professional service provider costs incurred by the Member in connection with evaluating Purchaser’s books and records. Any disputes regarding the Earn-Out Payment shall be resolved as provided in Section 3.3(b)(iii).

(d) The amount of any Annual Earn-Out Payment otherwise due to the Member shall be reduced by 33.33% for each Key Employee whose employment was previously terminated (1) voluntarily by the Key Employee except as a result of the Key Employee’s death or disability (as determined in the Key Employee’s Employment Agreement with the Company) or (2) for Cause (as defined below) by the Company or Purchaser. If all of the Key Employees have been terminated as of December 31 of any year (1) voluntarily by any such Key Employee except as a result of the Key Employee’s death or disability (as determined in the Key Employee’s Employment Agreement with the Company) or (2) for Cause (as defined below) by the Company or Purchaser, no Annual Earn-Out Payment shall be payable to the Member in respect of such year or any future year. As used herein, “Cause” means: (i) the commission of an act of fraud, embezzlement, or theft against the Company or any of its affiliates, (ii) any acts involving gross negligence, willful misconduct, moral turpitude, dishonesty or fraud, which will likely cause a material harm to the business, prospects or reputation of Purchaser or Company or any of their Affiliates, (iii) an unauthorized disclosure or misuse of any trade secrets or confidential information of the Company or any of its Affiliates, (iv) breach by the Key Employee of his obligations under Section 6 of the Key Employee’s Employment Agreement with the Company; or (v) willful misconduct by the Key Employee that is intended to materially injure the business, prospects or reputation of Purchaser or Company or their Affiliates.

(e) Notwithstanding anything contained in this Section 3.4, no Annual Earn-Out Payment shall be earned during any period of time that there exists a ban on the sale of Omega-3 in the continental United States; provided that the foregoing shall not extend the earn-out period beyond December 31, 2016.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Membership Interest provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Baker & Hostetler LLP, located at 1000 Louisiana, Suite 2000, Houston, Texas 77002 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Houston time) on a date to be specified by the parties, which date shall be no later than the second Business Day after the satisfaction or waiver of each conditions to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) At the election of the Member or Purchaser, on or after September 30, 2011, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

(b) by mutual written consent of the Member and Purchaser;

(c) by written notice from Purchaser to the Member that there has been an event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect;

(d) by the Member or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

(e) by Purchaser if there shall have been a material breach of any representation, warranty, covenant or agreement of the Company or the Member set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 8.1(a) or 8.1(b) and is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Member of notice of such breach from the Purchaser; or

(f) by the Member if there shall have been a material breach of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 8.2(a) or 8.2(b) and is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchaser of notice of such breach from the Member.

4.3 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or the Member, or both, pursuant to Section 4.2 hereof, the terminating party shall send written notice thereof to the other parties hereto, and this Agreement shall terminate, and the purchase of the Membership Interest hereunder shall be abandoned, without further action by Purchaser or the Member.

4.4 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, the Company, the Member or the Shareholders or the Principals; provided, however, that (i) the obligations of the parties set forth in Article X hereof and (ii) the terms and conditions of that certain Confidentiality Agreement by and between the Company and Purchaser dated May 10, 2011, shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 4.4 shall relieve Purchaser, the Company the Member, the Shareholders or the Principals of any liability for a breach of this Agreement prior to the effective date of termination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE MEMBER, THE

SHAREHOLDERS AND THE PRINCIPALS

The Member, each of the Shareholders and each of the Principals hereby represent and warrant to Purchaser that:

5.1 Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Member is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Company and the Member is duly qualified or authorized to do business as a foreign company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

5.2 Authorization of Agreement.

(a) The Company, the Member and each of the Shareholders have all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by any of them in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Shareholder Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Shareholder Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Company, the Member and the Shareholders. This Agreement has been, and the Shareholder Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company, the Member and the Shareholders and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Shareholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, the Member and the Shareholders, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Company, the Member, the Shareholders or the Principals of this Agreement or the Shareholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company, the Member, the Shareholders or the Principals with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon the Membership Interest or any of the properties or assets of the Company under, any provision of (i) the certificate of formation or the operating agreement of the Company and the Member or the trust agreement and related agreements of any Shareholder; (ii) any Contract, or Permit to which the Company, the Member or any Shareholder is a party or by which any of the properties or assets of the Company, the Member or any Shareholder are bound; (iii) any Order of any Governmental Body applicable to the Company, the Member or any Shareholder or any of the properties or assets of the Company, the Member or any Shareholder as of the date hereof; or (iv) any applicable Law.

(b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company, the Member, the Shareholders or the Principals in connection with (i) the execution and delivery of this Agreement or the Shareholder Documents, the compliance by the Company, the Member or any of the Shareholders or

Principals with any of the provisions hereof, or the consummation of the transactions contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company.

5.4 Capitalization.

(a) The Membership Interest owned by the Member represents all of the outstanding equity interests of the Company. The Membership Interest was duly authorized for issuance and is validly issued, fully paid and non-assessable. The Shareholders are the record and beneficial owners of one hundred percent (100%) of the membership interests of the Member in the amounts set forth on Schedule 5.4.

(b) There is no existing option, warrant, call, right or Contract of any character to which the Company, the Member or any Shareholder is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional membership interest or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase membership interests or other equity securities of the Company. None of the Company, the Member or any Shareholder is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Membership Interest or any other equity securities of the Company.

5.5 Subsidiaries. The Company does not have, and since October 31, 2005 has not had, any Subsidiaries, and does not own, and since October 31, 2005 has not owned, an equity interest in any Person. To the Company’s Knowledge, it did not have any Subsidiaries at any time prior to October 31, 2005.

5.6 Corporate Records. The Member has delivered to Purchaser true, correct and complete copies of the certificate of formation and the operating agreement of the Company.

5.7 Ownership and Transfer of Membership Interest. The Member is the record and beneficial owner of the Membership Interest, free and clear of any and all Liens. The Member has the requisite power and authority to sell, transfer, assign and deliver the Membership Interest as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to the Membership Interest, free and clear of any and all Liens.

5.8 Financial Statements.

(a) The Member has delivered to Purchaser copies of (i) the balance sheet of the Company as of December 31, 2010 and 2009 and the related statement of income of the Company for the years then ended internally generated by the Company’s accountants and (ii) the balance sheet of the Company as of June 30, 2011 and the related statement of income for the six-month period then ended (such statements, including the related notes and schedules thereto, if any, are referred to herein as the “Financial Statements”) internally generated by the Company’s accountants). Each of the Financial

Statements is complete and correct in all material respects, has been prepared on a tax accrual basis consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly the consolidated financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein.

For the purposes hereof, the consolidated balance sheet of the Company as at June 30, 2011 is referred to as the “Balance Sheet” and June 30, 2011 is referred to as the “Balance Sheet Date.”

(b) The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets, in all material respects. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements on a tax accrual basis and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The financial projections provided by the Company and the Member to Purchaser prior to the date hereof were reasonably prepared on a basis reflecting management’s best estimates, assumptions and judgments, at the time provided to Purchaser, as to the future financial performance of the Company, based solely on the sale volume estimates provided by Purchaser to the Company to prepare such projections.

5.9 No Undisclosed Liabilities. The Company has no Indebtedness, obligations or Liabilities of any kind other than those (i) fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) arising under Contracts or (iii) immaterial to the Company and incurred in the Ordinary Course of Business since the Balance Sheet Date.

5.10 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.10, since the Balance Sheet Date (i) the Company has conducted its business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 5.10, since the Balance Sheet Date:

(i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $10,000 for any single loss or $25,000 for all such losses;

(ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of the Membership Interest or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

(iii) the Company has not entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of its directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(iv) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

(v) the Company has not made or rescinded any election relating to Taxes, or settled or compromised any claim relating to Taxes;

(vi) the Company has not entered into any transaction or Contract or conducted its business other than in the Ordinary Course of Business;

(vii) the Company has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(viii) the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Member or any director, officer, partner, stockholder or Affiliate of the Member;

(ix) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(x) the Company has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company taken as a whole;

(xi) the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company taken as a whole;

(xii) the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $10,000 in the aggregate;

(xiii) the Company has not issued, created, incurred, assumed or guaranteed any Indebtedness;

(xiv) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xv) the Company has not instituted or settled any material Legal Proceeding; and

(xvi) neither the Member nor the Company has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.10.

5.11 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes payable by or on behalf of the Company (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company.

(b) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely filed all returns and forms and withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) The Member has made available to Purchaser complete copies of (i) all federal, state, local and foreign Tax Returns of the Company relating to the taxable periods ending after December 31, 2006 and (ii) any audit report issued relating to any Taxes due from or with respect to the Company with respect to which the statute of limitations has not expired.

(d) Schedule 5.11 sets forth the Tax classification of the Company for federal, state and local income tax purposes and lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of the Company relating to taxable periods ending after December 31, 2006, and (ii) all of the jurisdictions that impose such Taxes and/or duty to file such Tax Returns. No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e) The Company has not waived any statute or limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company have been fully paid, and to Company’s Knowledge, there are no other audits or investigations by any Taxing Authority in progress, nor have the Member or the Company received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) Neither the Company, nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (v) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (vi) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(h) The Member is not a foreign person within the meaning of Section 1445 of the Code.

(i) The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Purchaser or the Company by reason of Section 280G of the Code.

(k) The Company is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(l) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company.

(m) The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes.

(n) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o) There is no taxable income of the Company that will be required under applicable Tax Law to be reported by the Purchaser or any of its Affiliates, including the Company, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(p) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(q) The Company has not been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code or Reg. 1.6011-4(b).

(r) The Company does not have, and has never had, a permanent establishment in any country other than the United States, and the Company has not engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(s) The Company does not have any potential tax liability for any Tax under Section 1374 of the Code. The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which such entity’s tax basis for the acquired asset was determined, in whole, or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a validly qualified “S” corporation subsidiary (a “QSSS”).

5.12 Real Property.

(a) The Company does not own any real property or any interest in real property. Schedule 5.12(a) sets forth a complete list of all real property and interests in real property leased by the Company (individually, a “Real Property Lease” and collectively, the “Real Property Leases”) as lessee or lessor. The Real Property Leases constitute all interests in real property currently used or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. The properties subject to the Real Property Leases and all fixtures and improvements thereon are in good operating condition and repair (subject to normal wear and tear). The Member has delivered or otherwise made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto, and any other real property leases that the Company has been a party to within the last five years.

(b) The Company has a valid and enforceable leasehold interest under the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Real Property Leases are in full force and effect, and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any Real Property Lease and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) The Company is in compliance with applicable zoning and similar requirements of any Governmental Body necessary for the current use and operation of the properties subject to the Real Property Leases.

(d) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect the properties subject to the Real Property Leases or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e) The Company has not received any notice from any insurance company that has issued a policy with respect to the properties subject to the Real Property Leases requiring performance of any structural or other repairs or alterations to any such property.

(f) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

5.13 Tangible Personal Property.

(a) The Company has good and marketable title to all of the items of tangible personal property reflected on the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business), free and clear of any and all Liens, other than the Permitted Exceptions. Schedule 5.13(a) sets forth an accurate and complete list of all fixed assets of the Company. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are reasonably suitable for the purposes currently used by the Company in all material respects.

(b) Schedule 5.13(b) sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company are bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are reasonably suitable for the purposes currently used by the Company in all material respects, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Member has delivered or otherwise made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Personal Property Leases is in full force and effect. There is no default under any Personal Property Lease by the Company or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

5.14 Intellectual Property

(a) Schedule 5.14(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights and Software owned, filed, practiced or used by the Company. Schedule 5.14(a)(i) lists the jurisdictions in which each such item of Intellectual Property described in the preceding sentence has been issued or registered or in which any such application for such issuance and registration has been filed.

(b) Except as disclosed in Schedule 5.14(b)(i), the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property, including Patents, the Marks, each of the registered Copyrights and pending applications filed by the Company therefor, the Software and Technology, and each of the other Copyrights in any works of authorship prepared by or for the Company that resulted from or arose out of any work performed by or on behalf of the Company or by any employee, officer, consultant or contractor of any of them. The Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all other Intellectual Property used, sold or licensed by the Company in their businesses as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 5.14(e)).

(c) The Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Products or Technology in connection with the business as presently conducted, and the Company’s present business practices and methods do not infringe, constitute an unauthorized use or misappropriation of any patent (including each of the patents listed on Schedule 5.14(c)), copyright, trade secret or other similar right, of any Person and do not infringe, constitute an unauthorized use of, or violate any other right of any Person (including, without limitation, pursuant to any non-disclosure agreements or obligations to which the Company or any of their present or former employees is a party). The Intellectual Property owned, used or practiced by, or licensed to, the Company includes all of the intellectual property rights necessary to enable the Company to conduct their businesses in the manner in which such business is currently being conducted. The Products and Technology in connection with the business as presently conducted and the Company’s present and currently proposed business practices and methods do not infringe any claim of any of the patents listed on Schedule 5.14(c).

(d) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.14(d), the Company is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the business of the Company as currently conducted or proposed to be conducted. Except as disclosed in Schedule 5.14(d), none of the Software or Technology owned, used, practiced or otherwise exploited by the Company includes any open source software or code.

(e) Schedule 5.14(e) sets forth a complete and accurate list of all Contracts to which the Company is a party (i) granting any Intellectual Property Licenses, (ii) containing a covenant not to compete or otherwise limiting its ability to (A) exploit fully any of the Intellectual Property or (B) conduct the business in any market or geographical area or with any Person or (iii) containing an agreement to indemnify any other person against any claim of infringement of Intellectual Property.

(f) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default under any Intellectual Property License, nor to Company’s Knowledge is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

(g) No Trade Secret or any other non-public, proprietary information material to the business of the Company as presently conducted has been authorized to be disclosed or, has been actually disclosed by the Member or the Company to any employee or any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Intellectual Property. The Member and the Company have taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company and any other confidential information, including invention disclosures, not covered by any patents owned or patent applications filed by the Company, which measures are reasonable in the industry in which the Company operate. Each employee, consultant and independent contractor of the Company, has entered into a written non-disclosure and invention assignment agreement with the Company in a form provided to Purchaser.

(h) As of the date hereof, the Company is not the subject of any pending or, to Company’s Knowledge, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, or violation by any Person against the Company or challenging the ownership, use, validity or enforceability of, any material Intellectual Property. The Company has not received notice of any such threatened claim and, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, or violation by any Person against the Company, or challenging the ownership, use, validity or enforceability of any material Intellectual Property. All of the Company’s rights in and to material Intellectual Property are valid and enforceable. The Company is not the subject of any pending or threatened Legal Proceedings which involve a claim of infringement, unauthorized use, or violation of any claim of any of the patents listed on Schedule 5.14(c), and the Company has not received notice of any such threatened claim. There are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, or violation of any claim of any of the patents listed on Schedule 5.14(c).

(i) To Company’s Knowledge, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company, and no such claims have been made against any Person by the Company.

(j) There are no Orders to which the Company is a party or by which the Company is bound which restrict, in any material respect, the rights to use any of the Intellectual Property.

(k) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Intellectual Property, in a manner as currently used by the Company.

(l) No present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the Company. To Company’s Knowledge, no employee, consultant or independent contractor of the Company is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m) Schedule 5.14(m) sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company and is material to the operation of the business and (ii) all Software that is used by the Company in the business that is not exclusively owned by the Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $1,000.

(n) Domain Names. Schedule 5.14(n) sets forth a complete and accurate list of all domain names owned by the Company (the “Domain Names”). All Domain Names are properly registered in the name of the Company, in compliance with all legal requirements, and are freely assignable to Purchaser. No Domain Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, to Company’s Knowledge no such action is threatened with respect to any Domain Name. No Domain Name has to Company’s Knowledge been infringed or has been challenged, interfered with or threatened in any way. No Domain Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

5.15 Material Contracts. Schedule 5.15 sets forth a complete and accurate list of each of the following contracts to which the Company is a party or by which it or any of its assets or properties is bound (collectively, the “Material Contracts”):

(a) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, letters of credit, guarantees or other contracts relating to the borrowing of money;

(b) all contracts and agreements granting any Person a Lien on all or any part of any assets of the Company;

(c) all contracts and agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(d) all contracts and agreements that limit or restrict any Company or any officer or key employee of any Company from engaging or competing in any business in any jurisdiction or geographic location or from soliciting any employees, customers, independent contractors or suppliers of any Person;

(e) all contracts and agreements providing for the indemnification or holding harmless of any officer, director, employee, independent contractor or consultant;

(f) all alliance, teaming, joint bid, joint venture, joint operating or partnership contracts and agreements;

(g) all guarantees of the performance of any Person and all escrow arrangements;

(h) all surety bonds (including performance bonds, bid bonds, tax bonds and licensing bonds) and any indemnity or underwriting agreements or other contracts with a surety; and

(i) all other contracts and agreements to which the Company is a party or by which it or any of its assets is bound that involve annual expenditures or receipts in excess of $25,000.

Each Contract to which the Company is a party or by which it or its assets is otherwise bound is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default under any such Contract, nor, to Company’s Knowledge, is any other party to any such Contract in default thereunder, and to Company’s Knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto. The Member has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

5.16 Employee Benefits Plans.

(a) Schedule 5.16(a) sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company (the “Employees”) (collectively, the “Company Plans”), and (ii) all “employee pension plans” (as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company or any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “Title IV Plans”). Schedule 5.16(a) sets forth each Company Plan and Title IV Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available or delivered to Purchaser by the Member, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

(c) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations, and neither the Company nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

(d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt, and nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(e) Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.

(f) Neither the Company nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan. Purchaser shall not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA, which it would not have had but for the consummation of the transactions contemplated by this Agreement.

(g) Schedule 5.16(g) sets forth on a plan by plan basis, the present value of benefits payable presently or in the future to Employees under each unfunded Company Plan.

(h) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or Title IV Plans or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Balance Sheet. No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.

(i) There is no “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) in any of the Title IV Plans. Each of the Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of a Title IV Plan and the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.

(j) There has been no “reportable event” (as defined in Section 4043 of ERISA) with respect to the Title IV Plans that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(k) Neither the Company nor any ERISA Affiliate has terminated any Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans have been paid.

(l) No liability under any Company Plan or Title IV Plan has been funded nor had any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.

(m) Neither the Company nor any ERISA Affiliate or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.

(n) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company or the Member have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(o) There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants in or beneficiaries of the Company Plans. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken. Any bonding required with respect to the Company Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(p) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(q) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan. Schedule 5.16(q) lists each Company Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such Company Plan complies with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any Internal Revenue Service guidance issued thereunder and no amounts under any such Company Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.

(r) The Company does not have any contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

(s) No partnership interest or other security issued by the Company forms or has formed a material part of the assets of any Company Plan.

(t) Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company for Federal income tax purposes by the Company is not an employee for such purposes.

5.17 Employees; Labor.

(a) Schedule 5.17 contains a complete list of all current employees and independent contractors of the Company, listing the title or position held, base salary, any commissions or other compensation paid or payable, all employee benefits received by such employees and any other terms of any oral or written agreement (including a copy of any such written agreement) between the employee or contractor and the Company or any Affiliate thereof.

(b) The Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company. No Employees are represented by any labor organization. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company.

(c) There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened that could be brought or filed, with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company, of any individual. The Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. The Company has not classified any individual as an independent contractor who should have been properly classified as an employee of the Company.

5.18 Litigation. There is no Legal Proceeding pending (nor has any Legal Proceeding been adjudicated, settled, or otherwise resolved or terminated within one year prior to the Closing Date) or, to the Knowledge of the Company, threatened against the Company (or to the Knowledge of the Company, pending or threatened, against any of the officers, directors or employees of the Company with respect to their business activities on behalf of the Company), or to which the Member or the Company is otherwise a party before any Governmental Body; nor to the Knowledge of the Company is there any reasonable basis for any such Legal Proceeding. The Company is not subject to any Order. The Company is not engaged in any legal action to recover monies due it or for damages sustained by it.

5.19 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 5.19, the Company is in compliance in all material respects with all Laws of any Governmental Body applicable to its business, operations or assets. The Company has not received any notice of or been charged with the violation of any Laws. The Company is not under investigation with respect to the violation of any Laws and to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such violation. The Company is and has been in compliance with all Laws regarding immigration.

(b) Schedule 5.19 contains a list of all Permits which are required for the operation of the business of the Company as presently conducted. The Company currently has all Permits which are required for the operation of its business as presently conducted. Except as set forth on Schedule 5.19, the Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Permit to which it is a party, to which its business is subject or by which its properties or assets are bound, and to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation.

5.20 Environmental Matters. Except as set forth on Schedule 5.20 hereto:

(a) The operations of the Company are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b) the Company is not the subject of any outstanding written order or Contract with any Governmental Body or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim has been made or is pending, or to the Knowledge of the Company, threatened against the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit, or may have any liability under any Environmental Law;

(d) no facts, circumstances or conditions exist with respect to the Company or any property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring liability under Environmental Laws;

(e) there are no investigations of the business, operations, or currently or, to the Knowledge of the Company, previously owned, operated or leased property of the Company pending or, to the Knowledge of the Company, threatened which could lead to the imposition of any liability under Environmental Law;

(f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over the Company and environmental matters;

(g) there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iii) asbestos-containing material or (iv) equipment containing polychlorinated biphenyls; and

(h) the Member has provided to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

5.21 Insurance. The Company has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound. Set forth in Schedule 5.21 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. Except as set forth on Schedule 5.21, no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company during such period. Except as noted on Schedule 5.21, all such insurance will remain in full force and effect immediately for the benefit of the Company immediately following the consummation of the transactions contemplated hereby. No event has occurred, including, without limitation, the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

5.22 Inventories. The inventories of the Company are in good and marketable condition, and are saleable in the Ordinary Course of Business. The inventories of the Company set forth in the Balance Sheet were properly stated therein on a tax accrual basis consistently applied. The inventories of the Company constitute sufficient quantities for the normal operation of the business in accordance with past practice.

5.23 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. Except as set forth in Schedule 5.23, all accounts and notes receivable of the Company reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and on tax accrual basis consistently applied. All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and on a tax accrual basis consistently applied. None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

5.24 Related Party Transactions.

(a) Schedule 5.24 lists each Contract, agreement or arrangement (whether written or oral) between the Company, on the one hand, and any Affiliate of the Company, any director, officer, employee of the Company, or the Member or any Shareholder, on the other hand. Except as set forth in Schedule 5.24, neither the Member nor any Shareholder, nor any director, officer, employee or Affiliate of the Company (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company, or (C) a participant in any transaction to which the Company is a party or (ii) is a party to any Contract with the Company.

(b) Each Contract, agreement or arrangement between the Company, on the one hand, and any Affiliate of the Company, any director, officer or employee of the Company, or the Member or any Shareholder, on the other hand, is on commercially reasonable terms no more favorable to such Affiliate, director, officer or employee than what any third party negotiating on an arms-length basis would expect.

(c) Except for the addition by Antares Health Products, Inc. of TPGS/emulsifier blends to fish oil, none of InCon International, Inc., InCon Industries, Inc., Antares Health Products, Inc., Arcturus Performance Products, LLC, Acquamed Technologies, Inc. or InCon Process Systems, LLC are engaged in the business of refining, enhancement or concentration of fish oil or any other Omega-3 sources.

5.25 Customers and Suppliers.

(a) Schedule 5.25 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2010 and 2009 and the six-month period ended on June 30, 2011, showing the total sales by the Company to each such customer and the total purchases by the Company from each such supplier, during such period.

(b) Since the Balance Sheet Date, no customer or supplier listed on Schedule 5.25 has terminated its relationship with the Company or materially reduced or changed the pricing or other terms of its business with the Company and, to the Knowledge of the Company, no customer or supplier listed on Schedule 5.25 has notified the Company that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company.

5.26 Product Warranty; Product Liability.

(a) Each product manufactured, sold, distributed or delivered and each service delivered by the Company in conducting its business has been in conformity with all product specifications, service requirements and all express and implied warranties. The Company has no liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet. The Company has not sold any products or delivered any services that included a warranty for a period of longer than one (1) year. Attached hereto as Schedule 5.26 are representative copies of all warranties given by the Company in the ordinary course of its business.

(b) The Company has not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products designed, developed, manufactured, assembled, distributed, repaired, maintained, delivered or installed or services rendered prior to the Closing.

5.27 FDA Compliance.

(a) Except as set forth on Schedule 5.27, the Company is, with respect to all products currently made, sold or marketed in the United States, or imported into the United States, or under development by the Company (collectively, the “Products”), in compliance in all material respects with the applicable provisions of the Federal Food, Drug, and Cosmetic Act (the “FDC Act”) and the implementing regulations, policies and guidances issued by the U.S. Food and Drug Administration (the “FDA”), the applicable provisions of the Federal Trade Commission Act (the “FTC Act”) and the implementing regulations, policies and guidances issued by the Federal Trade Commission (the “FTC”), any applicable regulations and requirements adopted by the U.S. Department of Agriculture (the “USDA”), and any applicable requirements established by state or local authorities responsible for regulating dietary supplement products and establishments (collectively, the “State Authorities”), as well as with all material terms and conditions imposed in any licenses, permits, approvals, clearances, registrations or other authorizations granted to the Company by the FDA, the USDA, or any State Authority, including, but not limited to, any applicable facility registrations and fees; current good manufacturing practice (cGMP), Hazard Analysis and Critical Control Point (HACCP), or sanitation requirements; requirements relating to food; product or nutrition labeling requirements; inspection requirements; product composition requirements; testing requirements or protocols; recordkeeping and product traceability requirements; reporting and monitoring requirements; packaging (including co-packing and repackaging) requirements; laboratory controls; storage and warehousing procedures; prior import notice, product certifications and shipping requirements; and shelf-life requirements.

(b) Except as set forth on Schedule 5.27, the Company, the Products, and the facilities in which the Products are made, processed, labeled, packaged, handled or stored are not now subject (nor have they been subject during the previous three years) to any adverse inspection, finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action, or to the Knowledge of the Company any investigation, by the FDA, the FTC, the USDA, any State Authority, or any other authority having responsibility for the regulation of food or dietary supplement products, and, to the Knowledge of the Company, none of the assemblers or distributors which receive, assemble or distribute the Products is subject (or has been subject during the previous three years) to any such adverse action with regard to the Products. To the Knowledge of the Company, no supplier that supplies goods (including food ingredients or dietary ingredients for dietary supplements) or services in relation to the Products is subject (or has been subject during the previous three years) to any such adverse action with regard to such goods (including food ingredients or dietary ingredients) or services. The Company has obtained all necessary approvals, licenses, permits, registrations, clearances and authorizations from, and has made all necessary and appropriate applications and other submissions to, the FDA, the USDA, any State Authority and any other authority having responsibility for the regulation of dietary supplement products, for their current and past business activities relating to the Products, including, without limitation, any new dietary ingredient (NDI) or generally recognized as safe (GRAS) notifications, and notifications for “structure function” claims for the Products.

(c) Neither the Company nor, to the Knowledge of the Company, any third party retained by the Company have made on behalf of the Company any material false statements or material omissions in applications or other submissions to the FDA, the FTC, the USDA, any State Authority or any other authority having responsibility for the regulation of food products, and neither the Company nor, to the Knowledge of the Company, any third party retained by the Company has made or offered on behalf of the Company any payments, gratuities, or other things of value that are prohibited by any law or regulation to personnel of the FDA, the FTC the USDA, any State Authority, or other authority having responsibility for the regulation of food or dietary supplement products.

(d) Neither the Company nor the Member has received any information or report from the FDA, the FTC, the USDA, any State Authority, or any other authority having responsibility for the regulation of food or dietary supplement products, indicating that any Product is unsafe or unsuitable for its intended use, and to the Knowledge of the Company, there are no facts that would reasonably be expected to result in the FDA, the USDA, any State Authority, or other authority having responsibility for the regulation of food or dietary supplement products, prohibiting or materially restricting the marketing, sale, distribution or use in the United States of any Product currently made, marketed, or under development by the Company, or the operation or use of any facility currently used by the Company in connection with the Products.

(e) During the past three years there have been no product recalls, market withdrawals, embargoes, off-sale orders, warning letters or seizures with respect to any products manufactured or sold by the Company. Further, no reports of reportable foods have been submitted to the Reportable Food Registry maintained by the FDA.

5.28 Banks. Schedule 5.28 contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 5.28, no person holds a power of attorney to act on behalf of the Company.

5.29 Full Disclosure. This Agreement and the Shareholder Documents and their respective schedules and exhibits delivered by or on behalf of the Company or the Member hereunder and thereunder are true, correct and complete in all material respects. No representation or warranty of the Member contained in this Agreement or in any of the Shareholder Documents and no written statement made by or on behalf of the Company or the Member to Purchaser or any of its Affiliates pursuant to this Agreement or any of the Shareholder Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the Knowledge of the Company, there is no fact which the Company or the Member has not disclosed to Purchaser that could reasonably be expected to have a Material Adverse Effect.

5.30 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Member or the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Member that:

6.1 Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

6.2 Authorization of Agreement. Purchaser has full corporate or other power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) Neither of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation or Order of any Governmental Body by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

6.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5 Investment Intention. Purchaser is acquiring the Membership Interest for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof. Purchaser understands that the Membership Interest has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

6.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.7 Solvency. At Closing, there is no bankruptcy or insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, dissolution, or arrangement with creditors, voluntary or involuntary, affecting Purchaser, and Purchaser has not taken any action in contemplation of, or which would constitute a basis for, the institution of such proceedings. Purchaser is solvent and the consummation of this transaction will not render the Purchaser insolvent as of the Closing Date pursuant to any Law.

ARTICLE VII

COVENANTS

7.1 Access to Information. The Company and the Member agree that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books, records and financial condition of the Company as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances upon prior written notice to the Member, and the Member shall cooperate, and shall cause the Company to cooperate, fully therein. No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Member contained in this Agreement or the Shareholder Documents. In order that Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, the Company and the Member shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate fully with such representatives in connection with such review and examination.

7.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, the Member shall, and shall cause the Company to:

(i) conduct the businesses of the Company only in the Ordinary Course of Business;

(ii) use its commercial reasonable efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and (B) preserve its present relationship with Persons having business dealings with the Company (including, without limitation, customers and suppliers);

(iii) maintain (A) all of the assets and in the ordinary course of business properties of the Company in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Company; and

(v) comply in all material respects with all applicable Laws; and

(vi) not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

(b) Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, the Member shall not, and shall not permit the Company to:

(i) transfer, issue, sell or dispose of any membership interest or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire membership interests or other securities of the Company;

(ii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iii) amend the certificate of formation or operating agreement of the Company;

(iv) (A) materially increase the annual level of compensation of any employee of the Company, (B) increase the annual level of compensation payable or to become payable by the Company to any of their respective executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;

(v) incur or assume any Indebtedness;

(vi) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of the Company;

(vii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company;

(viii) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(ix) cancel or compromise any debt or claim or waive or release any material right of the Company except in the Ordinary Course of Business;

(x) enter into any commitment for capital expenditures of the Company in excess of $10,000 in the aggregate;

(xi) enter into, modify or terminate any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company;

(xii) introduce any material change with respect to the operation of the Company, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(xiii) permit the Company to enter into any transaction or to enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

(xiv) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, permit the Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Affiliate of the Company, or any director, officer or employee of the Company;

(xv) make a change in its accounting or Tax reporting principles, methods or policies;

(xvi) make, change or rescind any election relating to Taxes or settle or compromise any claim or proceeding relating to Taxes;

(xvii) file any amended Tax Return, settle any Tax claim or assessment or consent to any extension or waiver of the period of limitation on any Tax claim or assessment;

(xviii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area;

(xix) terminate, amend, restate, supplement or waive any rights under any Material Contract, Intellectual Property License or Permit; and

(xx) agree to do anything prohibited by this Section 7.2 or anything which would make any of the representations and warranties of the Member in this Agreement or the Shareholder Documents untrue or incorrect in any material respect.

7.3 Consents. The Member shall use (and shall cause the Company to use) its best efforts, and Purchaser shall cooperate with the Member, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Schedule 5.3(b).

7.4 Further Assurances. Each of the Principals, the Shareholders, the Member and Purchaser shall use its commercially reasonable efforts (i) to cause the Company to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) to cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.5 No Shop.

(a) The Principals, the Shareholders and the Member will not, and will not permit the Company or any of the directors, officers, employees, representatives or agents of the Company (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company or any capital stock of the Company (an “Acquisition Transaction”) other than the transactions contemplated by this Agreement, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) The Principals, the Shareholders and the Member shall (and shall cause the Company and its Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any of the foregoing. The Principals, the Shareholders and the Member agree not to (and to cause the Company not to) release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

7.6 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period of five (5) years from and after the Closing Date, each of the Principals, the Shareholders and the Member shall not, and shall cause its respective Affiliates not to, within the Restricted Territory (as defined below), directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any Restricted Business. For purposes of this Section 7.6, “Restricted Business” means any business, whether in corporate, proprietorship or partnership form or otherwise, that is engaged in (i) the manufacturing or development of high vacuum distillation systems or supporting technology, or (ii) the refining, concentration or enhancement of fish oil or any other Omega-3 sources; provided that a Restricted Business, for purposes of clause (i), shall not be any business conducted on the Closing Date by InCon Industries, Inc., Antares Health Products, Inc., Arcturus Performance Products, LLC and InCon Process Systems, LLC. The exception set forth in the foregoing proviso shall not apply to clause (ii) of the definition of Restricted Business; provided, that, for purposes of clause (ii), the addition by Antares Health Products, Inc. of TPGS/emulsifier blends to fish oil shall not violate the covenants in this Section 7.6. The restrictions contained in this Section 7.6(a) shall not restrict the acquisition by any Principal, Shareholder or the Member, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. For purposes of this Section 7.6, “Restricted Territory” means the United States of America and each other geographic area in which the Company has conducted business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) For a period of five (5) years from and after the Closing Date, each of the Principals, the Shareholders and the Member shall not, and shall cause its respective Affiliates not to, directly or indirectly: (i) cause, solicit, induce or encourage any individual, who was an employee of the Company at, or at any time prior to, the Closing Date to leave such employment or hire, employ or otherwise engage any such individual; provided, however, that ordinary course communications between Principals who are members of the same family shall not be deemed to violate this clause (i) so long as no Principal hires, employs or otherwise engages any other Principal; or (ii) cause, induce or encourage any Person that was an actual customer, supplier, or licensor of the Company at, or at any time prior to, the Closing Date, or any other Person who had a material business relationship with the Company at, or at any time prior to, the Closing Date to terminate or modify any such relationship with the Company. The foregoing covenants shall apply to each of the Principals, the Shareholders and the Member regardless of the extent to which, following the Closing Date, the Purchaser combines the Company’s business with the Purchaser’s business, or causes Company employees to become employees of Purchaser.

(c) From and after the Closing Date, each of the Principals, the Shareholders and the Member shall not and shall cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below). The Principals, the Shareholders and the Member shall not have any obligation to keep confidential (or cause the Company or its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable Law, the Member or the Member shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. For purposes of this Section 7.6(c), “Confidential Information” shall mean any confidential information with respect to the Company, including, methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement; (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder; or (iii) know-how, methods, plans, ideas, concepts or other information generally known by the Key Employees and Shareholders as of the Closing Date and not a trade secret of the Company or specialized or proprietary information solely of the Company.

(d) The covenants and undertakings contained in this Section 7.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.6 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Purchaser will be entitled to seek an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.6. The rights and remedies provided by this Section 7.6 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 7.6, the portion of the consideration delivered to the Member hereunder which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(e) The parties hereto agree that, if any court or arbitrator of competent jurisdiction in a final nonappealable judgment or decision determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.6 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.7 Preservation of Records. Purchaser shall (and shall cause the Company to) preserve and keep the records held by them relating to the respective businesses of the Company as of Closing for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the Member and Shareholders as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Member, the Company, or Purchaser or any of their Affiliates or in order to enable the Member or Shareholders to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event any Purchaser wishes to destroy (or permit to be destroyed) such records after that time, it shall first give ninety (90) days prior written notice to the Member and the Shareholder shall have the right at its option and expense, upon prior written notice given to the Member and the Shareholder within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

7.8 Publicity.

(a) None of the Principals, the Shareholders, the Member nor Purchaser shall (and the Member shall cause the Company not to) issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Shareholders, the Member or the Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or its Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

(b) Each of Purchaser, the Company, and the Member agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or its Affiliates lists securities, and only to the extent required by such Law or rules.

7.9 Use of Name. The Principals, the Shareholders and the Member hereby agree that upon the consummation of the transactions contemplated hereby, Purchaser and the Company shall have the sole right to the use of the name “InCon,” “InCon Processing” and all similar names and any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Company Marks”). Within thirty (30) days following the Closing Date, the Principals, the Shareholders and the Member (i) shall cause each of the Member, InCon Process Systems LLC and InCon Industries, Inc. to change their names to (or, in lieu thereof, to adopt a dba in) a name that does not use the word “ InCon” or any other Company Mark and (ii) thereafter shall not, and shall not permit their respective Affiliates to, use such names or any variation or simulation thereof or any of the other Company Marks; provided, however, that InCon Industries, Inc. shall be permitted to continue using such name as long as it has fewer than six (6) customers.

7.10 Environmental Matters. The Member shall cause the Company to promptly file all materials required by Environmental Laws as a result of or in furtherance of the transaction contemplated hereunder, including, but not limited to any notifications or approvals required under environmental property transfer laws, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Company’s business. Purchaser shall cooperate in all reasonable respects with Member with respect to such filings.

7.11 Employees and Consultants.

(a) The Principals, the Shareholders and the Member shall use commercially reasonable efforts to encourage all employees of the Company listed on Schedule 5.17 to remain employed by Company or Purchaser or its Affiliates following the Closing Date although Purchaser or its Affiliates shall have no obligation to employ any employee of the Company, or to assume any liability of the Company to any employee or former employee other than Included Current Liabilities, included in Closing Working Capital. The terms of employment and benefits for such employees shall be consistent with Purchaser’s standard employment packages for comparably situated employees.

(b) The Principals, the Shareholders and the Member shall use commercially reasonable efforts to encourage all consultants to the Company listed on Schedule 5.17 to continue their association with the Company or Purchaser or its Affiliates as necessary and sufficient for the Purchaser to conduct the business of the Company following the Closing.

7.12 Destruction of Software and Technology. Within three Business Days after the Member or any Principal or Shareholder receives written notice from Purchaser, the Member or such Principal or Shareholder shall delete or destroy any copies of the Software and Technology in its possession or stored on any personal property or computer hardware of the Member or such Principal or Shareholder.

7.13 Release of Claims. Each of the Principals, the Shareholders and the Member hereby release the Company and its officers and directors from any and all obligations, liabilities, claims, losses, damages, judgments, debts, dues and suits of every kinds, nature and description whatsoever that any such Principal or Shareholder or the Member had, now has or may have against the Company and its officers and directors as of the Closing Date related to the Principal’s, the Shareholder’s or the Member’s position as a member or shareholder of the Company or as an employee, officer or director of the Company. Except with respect to accrued payroll and employee benefits set forth on the Closing Balance Sheet, each Principal and each Shareholder and the Member understands and acknowledges that even if it should eventually suffer additional damage, loss or injury arising out of the facts and circumstances of his status as a shareholder, employee, officer or director of the Company, he will not be able to make any claim for those damages, losses or injuries; and he will not be able to make any claim for any damage, loss or injury which may exist as of the date of this Agreement, but which it may not know or realize to exist and which if known, would materially affect its decision to execute this Agreement, regardless of whether that lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable law.

(a) the representations and warranties of the Member qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) each of the Principals, the Shareholders, the Member and the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received copies of such certificates and other documents evidencing the performance thereof as Purchaser may reasonably request;

(c) there shall not have been or occurred any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date;

(d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against any Principal, Shareholder, the Member, the Company or Purchaser seeking to restrain or prohibit or to obtain damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) Purchaser shall have received a certificate signed by the Member and by the President of the Company, each in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.1(a)-(d) have been satisfied in all respects;

(f) (i) the Company, the Member, the Principals and the Shareholders shall have obtained each consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made the

Company, the Member, the Principals or the Shareholders in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein and (ii) the Company, the Member, the Principals and the Shareholders shall have obtained those consents, waivers and approvals referred to in Schedule 5.3(b) hereof in a form satisfactory to Purchaser;

(g) the Member shall have provided Purchaser with an affidavit of non-foreign status that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

(h) Each of John R. Palmer, Jr., Hugh V. Palmer and John R. Palmer III shall have executed and delivered an Employment Agreement with the Company or Purchaser substantially in the form of Exhibit A hereto;

(i) all Indebtedness of the Company shall have been paid in full;

(j) all Liens (other than Permitted Exceptions) on the assets and properties of the Company shall have been released and satisfied in full in a manner approved by the Purchaser;

(k) the Member shall have delivered, or caused to be delivered, to Purchaser certificates of good standing as of a recent date with respect to the Company issued by the Secretary of State of the State of Delaware and for each state in which the Company is qualified to do business as a foreign corporation;

(l) Purchaser has received written opinions of counsel to the Company and the Member, in substantially the forms of Exhibit B and Exhibit C hereto; and

(m) the Member shall have delivered, or caused to be delivered, to Purchaser such other documents as Purchaser shall reasonably request.

8.2 Conditions Precedent to Obligations of the Member. The obligations of the Member to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Member in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Purchaser shall have performed and complied in all respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) Purchaser shall have obtained each consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein; and

(e) Purchaser shall have delivered, or caused to be delivered, to the Member evidence of the wire transfer referred to in Section 3.2 hereof.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in Article V and Article VI of this Agreement shall survive the Closing through and including the two-year anniversary of the Closing Date; provided, however, that the representations and warranties of the Member set forth in Sections 5.2, 5.3, 5.4, 5.7, 5.11, 5.16 and 5.20 and the representations and warranties of Purchaser set forth in Sections 6.2 and 6.3 shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”); provided further, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice to the indemnifying party in accordance with Section 9.3(a) before the termination of the applicable Survival Period.

9.2 Indemnification.

(a) Subject to Section 9.1, each of the Principals, the Shareholders and the Member hereby agree to indemnify and hold Purchaser and the Company and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(i) any and all losses, liabilities, obligations, damages, costs and expenses (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from the failure of any representation or warranty of any Shareholder, the Member or the Company set forth in this Agreement or in any of the Member Documents, to be true and correct in all respects at the date hereof and at the Closing Date;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Principals, the Shareholders, the Member or (at any time prior to the Closing) the Company under this Agreement or the Member Documents;

(iii) any and all Losses based upon, attributable to or resulting from claims made by any Principal, any Shareholder or the Member (except for claims relating to a breach of this Agreement or the Shareholder Documents), arising out of or relating to events that occurred, conditions that existed, services performed, or the ownership or operation of the Company by the Member or any of its Subsidiaries and their respective businesses prior to the Closing Date;

(iv) any and all Losses based upon, attributable to or resulting from any Indebtedness of the Company or its Subsidiaries outstanding at any time prior to the Closing Date;

(v) any and all Losses based upon, attributable to or resulting from the business, operations, liabilities or employees of any of the Affiliates of the Company, including InCon International, Inc., Antares Health Products, Inc., InCon Process Systems, LLC, Acquamed Technologies, Inc., InCon Industries, Inc., and Arcturus Performance Products, LLC;

(vi) any and all Losses based upon, attributable to or resulting from any amounts owed by the Company or any of its Affiliates to New Horizons Global Ltd. or any of its Affiliates; and

(vii) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all Losses with respect to which indemnification is provided hereunder.

(b) Subject to Section 9.1, Purchaser hereby agrees to indemnify and hold the Member and its attorneys, representatives, successors and assigns (collectively, the “Member Indemnified Parties”) harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of Purchaser set forth in this Agreement or any of the Purchaser Documents, to be true and correct at the date hereof and at the Closing Date;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any of the Purchaser Documents; and

(iii) any and all Expenses incident to any and all Losses with respect to which indemnification is provided hereunder.

9.3 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought under Section 9.2 hereof (“Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnified party defends any Indemnification Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Indemnification Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(b) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(d) Notwithstanding anything to the contrary within this Section 9.3 or otherwise in this Agreement, both the indemnifying party and the indemnified party agree to reasonably cooperate in resolving any dispute or claim which triggers this indemnification provision. After the giving of any Indemnification Claim notice, the amount of indemnification to which an indemnified party shall be entitled under this Article IX shall be determined: (i) by the written agreement between the indemnified party and the indemnifying party; (ii) by a final decision of an arbitrator or a judgment or decree of a court of competent jurisdiction; or (iii) by any other means to which the indemnified party and the indemnifying party shall agree.

9.4 Exclusive Remedies. Except in the case of fraud or willful misconduct, the indemnification provisions in this Article IX shall be the exclusive remedies of the Purchaser Indemnified Parties and the Member Indemnified Parties with respect to the transactions contemplated by this Agreement. The parties shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including, without limitation, under the Racketeer Influence and Corrupt Organizations Act of 1970, as amended), all of which the parties hereby waive; provided, however, nothing herein is intended to waive any claims for fraud or willful misconduct.

9.5 Limitations on Liability; No Recourse.

(a) Notwithstanding anything to the contrary contained in Article IX, the aggregate liability of the Member, the Principals and the Shareholders for all events or occurrences giving rise to the Member, the Principals and/or the Shareholders being required to indemnify pursuant to Section 9.2 shall be limited to Five Million Dollars ($5,000,000). Notwithstanding anything to the contrary contained in Article IX, the aggregate liability of the Purchaser for all events or occurrences giving rise to the Purchaser being required to indemnify pursuant to Section 9.2 shall be limited to Five Million Dollars ($5,000,000).

(b) Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 9.2(a)(i) and (ii) only to the extent that the aggregate amount of any Losses thereunder exceeds One Hundred Thousand Dollars ($100,000) (the “Basket”), and then to the full amount of such Indemnified Amount in excess of the Basket. Member Indemnified Parties are entitled to indemnification pursuant to Section 9.2(b)(i) and (ii) only to the extent that the aggregate amount of any Losses exceeds the Basket, and then to the full amount of such Indemnified Amount in excess of the Basket.

(c) The proportional liability of each Shareholder (together with the Principal who is the beneficiary of such Shareholder) for liabilities of the Member pursuant to this Article IX shall not exceed the percentage ownership of such Shareholder of the equity of the Member as of the date of this Agreement as set forth in Schedule 5.4. In addition, no Shareholder (or Principal who is the beneficiary of such Shareholder) shall be liable under this Article IX for the liabilities of any other Shareholder (or Principal who is the beneficiary of such Shareholder) pursuant to this Article IX.

(d) The Principals, the Shareholders and the Member shall have no recourse against the Company or its respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Indemnification Claims asserted by Purchaser Indemnified Parties.

9.6 Tax Matters.

(a) Tax Indemnification. Each of the Principals, the Shareholders and the Member hereby agree to be liable for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses and Expenses in respect of (i) all Taxes of the Company (or any predecessor thereof) (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 9.6(c)); (ii) any and all Taxes imposed on any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date; (iv) the failure of any of the representations and warranties contained in Section 5.11 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes; and (v) any failure by the Member to timely pay any and all Taxes required to be borne by the Member pursuant to Section 9.6(e), provided however for purposes of this Section 9.6, “Taxes” shall not include Taxes which are included in the computation of Closing Working Capital.

(b) Filing of Tax Returns; Payment of Taxes.

(i) The Member shall cause the Company to timely file all Tax Returns required to be filed by it for all periods ending on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with prior practice. The Member shall cause the Company to provide Purchaser with copies of such completed Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for Purchaser’s review and approval. The Member and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Member and the Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 9.6(f), which resolution shall be binding on the parties.

(ii) Following the Closing, Purchaser shall cause to be timely filed all Tax Returns required to be filed by the Company for all periods ending after the Closing Date and, subject to the rights to payment from the Member under Section 9.6(b)(iii), pay or cause to be paid all Taxes shown due thereon.

(iii) Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 9.6(b)(ii), the Principals, the Shareholders and the Member shall pay to Purchaser the amount of Taxes, as reasonably determined by Purchaser, owed by the Principals, the Shareholders and the Member pursuant to the provisions of Section 9.6(a). No payment pursuant to this Section 9.6(b)(iii) shall excuse the Shareholders and the Member from its indemnification obligations pursuant to Section 9.6(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Member’s or the Member’s payment under this Section 9.6(b)(iii).

(c) Straddle Period Tax Allocation. The Member and Purchaser will, unless prohibited by applicable Law, close the taxable period of the Company as of the close of business on the Closing Date. If applicable law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Member for the period up to and including the close of business on the Closing Date, and (ii) to Purchaser for the period subsequent to the Closing Date. Any Taxes measured by income, receipts or payroll deductions attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) and other Taxes shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(d) Tax Audits.

(i) If notice of any Legal Proceeding with respect to Taxes of the Company (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 9.6(a), the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Section 9.6 except to the extent that the other party is actually and materially prejudiced thereby.

(ii) Purchaser shall have the right, at the expense of the Member to the extent such Tax Claim is subject to indemnification by the Member pursuant to Section 9.6(a) hereof, to represent the interests of the Company in any Tax Claim; provided, that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, Purchaser shall not settle such claim without the consent of the Member, which consent shall not be unreasonably withheld.

(e) Transfer Taxes. Each of the Principals, the Shareholders and the Member hereby agree, jointly and severally, to be liable for and to pay (and shall indemnify and hold harmless the Purchaser Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.

(f) Disputes. Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to the Member and the Purchaser. The fees and expenses of such accounting firm shall be borne equally by the Member, on the one hand, and the Purchaser on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

(g) Time Limits. Any claim for indemnity under this Section 9.6 may be made at any time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(h) Exclusivity. The indemnification provided for in this Section 9.6 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 5.11. In the event of a conflict between the provisions of this Section 9.6, on the one hand, and the provisions of Sections 9.1 through 9.3, on the other, the provisions of this Section 9.6 shall control.

9.7 Offset Rights. Purchaser shall, in its reasonable discretion, be entitled to offset against any amount payable by it pursuant to Section 3.3 or Section 3.4 any payment that the Member is obligated to make to any Purchaser Indemnified Parties pursuant to this Article IX or Section 3.3.

9.8 Tax Treatment of Indemnity Payments. The Member and the Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article IX (including, without limitation, this Section 9.8) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Expenses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

9.9 Reduction of Losses. The amount of any Indemnified Claim Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the Indemnified Parties, as applicable, under insurance policies with respect to such Losses and shall be reduced to take account of any net tax benefit (including as a result of any basis adjustment) actually realized by the indemnified parties arising from the incurrence or payment of any such Losses. Other than filing insurance claims in the ordinary course of business to the extent applicable, the foregoing shall not require any party to pursue any recovery from its insurance carrier.

9.10 No Indirect Damages. Notwithstanding anything in this Agreement to the contrary, except with respect to third party claims, in no event shall indemnification obligations or remedies or right to recover for any Indemnified Claim Losses or damages under this Agreement include losses or damages for loss of profits, opportunity costs, business losses or any other indirect, incidental, special punitive or consequential damages.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise provided in this Agreement, the Member and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

10.2 Specific Performance. The Member acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Member under this Agreement, including, without limitation, the Member’s obligation to sell the Membership Interest to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.3 Submission to Jurisdiction; Consent to Service of Process; Arbitration.

(a) For purposes of enforcing the rights set forth in Section 10.2, the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within Chicago, Illinois over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort of statute) shall be resolved by a binding arbitration, to be held in Chicago, Illinois pursuant to the Federal Arbitration Act and in accordance with then-prevailing International Arbitration Rules of the American Arbitration Association (the “AAA”). The AAA shall select three arbitrators. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrators shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the tribunal of three arbitrators be constituted as expeditiously as possible following the submission of the dispute to arbitration. Once such tribunal is constituted and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days after submission of the dispute to arbitration. The arbitrators shall render their final award within sixty (60) days, subject to extension by the arbitrators upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.

10.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and performed in such state.

10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Member, to:	InCon International, Inc. 970 Douglas Road Batavia, IL 60510-2294
With a copy to:	Chuhak & Tecson, P.C. Attention: Edwin I. Josephson 30 South Wacker Drive Suite 2600 Chicago, IL 60606 Facsimile: (312) 444-9027
If to the Company (prior to the Closing):	InCon Processing, L.L.C. 970 Douglas Road Batavia, Illinois 60510-2294 Tel: (630) 761-1180 Fax: (630) 761-1190

With a copy to:	Chuhak & Tecson, P.C. Attention: Edwin I. Josephson 30 South Wacker Drive Suite 2600 Chicago, IL 60606 Facsimile: (312) 444-9027
If to Purchaser (or the Company following the Closing), to:	Omega Protein Corporation 2105 City West Blvd., Suite 500 Houston, TX 77042-2838 Attention: General Counsel Facsimile: 713-940-6122
With a copy to:	Baker & Hostetler LLP 1000 Louisiana, Suite 2000 Houston, Texas 77002 Attention: W. Robert Shearer Facsimile: 713-751-1717

10.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Member or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Membership Interest and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business; provided, however, that any such assignment by Purchaser shall not relieve Purchaser from any liability under this Agreement. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

10.9 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser shall have any liability for any obligations or liabilities of Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.11 Construction. Each party acknowledges and agrees that it has reviewed, and has had an opportunity to have reviewed by qualified advisors, including financial, tax and legal advisors, of its own choosing, this Agreement (including all Exhibits and Schedules attached hereto), and it is the parties’ intent that this Agreement and the attachments not be construed against either party as the drafting party, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.12 Facsimile or E-mail Transmission. The parties may sign and deliver this Agreement by facsimile transmission, or by e-mail with an attached scanned signature page image. Each party agrees that the delivery of this Agreement by facsimile, or by e-mail with an attached scanned signature page image, shall have the same force and effect as delivery of original signatures and that each party may use such signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

OMEGA PROTEIN CORPORATION

By:	/s/ John D. Held
John D. Held
Executive Vice President and General Counsel

INCON INTERNATIONAL, INC.

By:	/s/ John R. Palmer Jr
John R. Palmer, Jr.
President

INCON PROCESSING, L.L.C.
By: InCon International, Inc., its sole Member

By:	/s/ John R Palmer Jr
John R. Palmer, Jr.
President

PRINCIPALS:

By:	/s/ John R Palmer Jr
Mr. John R Palmer, Jr.

By:	/s/ John R. Palmer III
Mr. John R. Palmer III

By:	/s/ Hugh V. Palmer
Mr. Hugh V. Palmer

By:	/s/ Niazahmed P. Shaikh
Mr. Niazahmed P. Shaikh

SHAREHOLDERS:

NIAZAHAMED P. SHAIKH LIVING TRUST

By:	/s/ Niazahmed P. Shaikh
Niazahmed P. Shaikh
Co-Trustee

By:	/s/ Nereida Haikh
Nereida Shaikh
Co-Trustee

HUGH V. PALMER TRUST

By:	/s/ Hugh V. Palmer
Hugh V. Palmer
Trustee

JOHN R. PALMER, III TRUST

By:	/s/ John R. Palmer, III
John R. Palmer, III
Trustee

JOHN RICHARDSON PALMER, JR. INSURANCE TRUST

By:	/s/ John R. Palmer Jr.
John R. Palmer, Jr.
Trustee

[Signature Page to Equity Purchase Agreement]